EXHIBIT 5.1

[Lowndes, Drosdick, Doster, Kantor & Reed, P.A. Letterhead]

June 8, 2011

CNL Properties Trust, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

We have acted as counsel for CNL Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration and proposed sale of 300,000,000 shares of common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-11 (File No. 333-168129) which was filed by the Company under the Securities Act of 1933 (the “Registration Statement”).

Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that upon payment for and issuance and delivery as provided in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

To the extent that the laws of the State of Maryland are applicable in rendering the foregoing opinion, our opinion in this letter is based solely upon a review of the Maryland General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus constituting a part of the Registration Statement.

Cordially yours,

/S/ LOWNDES, DROSDICK, DOSTER, KANTOR & REED, P.A.
LOWNDES, DROSDICK, DOSTER, KANTOR & REED, P.A.